Exhibit 21.1
MRV COMMUNICATIONS, INC.
Subsidiaries of MRV

Subsidiary Name (1)	Jurisdiction of Organization
Alcadon AB	Sweden
Amazing Stream Holdings Limited	British Virgin Islands
Charlotte’s Networks, Inc.	Delaware
Creative Electronic Systems SA	Switzerland
EDSLan SpA	Italy
Fiberxon (Hong Kong) Co., Ltd.	Hong Kong, SAR, PRC
Fiberxon (Macao Commercial Offshore) Ltd.	Macao, SAR, PRC
Fiberxon Chengdu Technology Co., Ltd.	PRC
Fiberxon Technology (Shenzhen) Co., Ltd., High-Tech Park Branch	PRC
Fiberxon Technology (Shenzhen) Co., Ltd., Shanghai Branch	PRC
Fiberxon Technology (Shenzhen) Co., Ltd., Shanghai Branch	PRC
Fiberxon, Inc.	Delaware
Interdata	France
Fiberxon, LLC, a Delaware limited liability company	Delaware
MRV Communications – Boston Division, Inc.	Massachusetts
MRV Communications GmbH	Germany
MRV International, Ltd.	Israel
MRV Switzerland AG	Switzerland
Source Photonics, Inc.	Delaware
Tecnonet SpA	Italy

(1)	In accordance with Instructions (ii) to Exhibit (21) to the Exhibit Table in Item 601 of Regulation S-K, Registrant has omitted from the above table three domestic and 21 foreign subsidiaries.